UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 3, 2022

Calyxt, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38161	27-1967997
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Mount Ridge Road

Roseville, MN 55113-1127

(Address and zip code of principal executive offices)

(651) 683-2807

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	CLXT	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 3, 2022, Calyxt, Inc. (the “Company”) entered into Amendment No. 1 (the “Amendment”) to the Open Market Sale AgreementSM, dated September 21, 2021 (the “Original Sales Agreement,” and together with the Amendment, the “Sales Agreement”) with Jefferies LLC (“Jefferies”) in connection with the Company’s filing of a new registration statement on Form S-3 (File No. 333-267499) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on September 19, 2022 and declared effective by the SEC on September 26, 2022. The Amendment amends the Original Sales Agreement to reflect the filing of the new registration statement and a new prospectus supplement regarding the offering of shares to be sold pursuant to the Sales Agreement.

Pursuant to the terms of the Sales Agreement, as amended, the Company may offer and sell through Jefferies, from time to time and at its sole discretion, up to 15,661,000 shares of the Company’s common stock (“Common Stock”), par value $0.0001 per share (the “Offering”). The Company currently intends to use any net proceeds from the Offering for working capital and general corporate purposes.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 1.2 to this Current Report on Form 8-K and is incorporated herein by reference.

The legal opinion of Jones Day relating to the legality of the issuance and sale of the Common Stock in the Offering is attached as Exhibit 5.1 to this Current Report on Form 8-K. This Current Report on Form 8-K, including the exhibits hereto, shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any state or country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or country.

Item 8.01	Other Events.

Supplemental Risk Factor

In connection with the Offering described under Item 1.01 above, the Company is supplementing the risk factors previously disclosed the Company’s prior filings with the SEC with the following risk factor.

Although the Company is exploring a range of strategic alternatives, there is no certainty that the Company will be able to execute on any transaction in the near term or at all or that such a transaction will enhance stockholder value, and any such transaction may be highly dilutive to the Company’s stockholders.

As of March 31, 2022 and June 30, 2022, the Company had cash, cash equivalents, and restricted cash of $17.9 million and $11.9 million, respectively, and current liabilities of $9.5 million and $4.5 million, respectively. On September 22, 2022, the Company announced that its Board of Directors is evaluating a full range of potential strategic alternatives to maximize shareholder value, including financing alternatives, merger, reverse merger, other business combinations, sale of assets, licensing, or other transactions. Certain potential strategic transaction alternatives could result in substantial dilution to existing stockholders and have a material adverse effect on the market price of Calyxt’s common stock.

The potential proceeds from this offering alone will be insufficient for the Company’s long-term financing needs, and management has implemented, and may implement more stringent, cost reduction and other cash-focused measures to manage liquidity. Such measures, coupled with the ongoing evaluation process, may result in negative publicity that could impact relationships with employees and commercial third-parties.

There can be no assurance that the Board of Directors’ evaluation process will result in a transaction, or if such a transaction is consummated, that it will successfully enhance stockholder value. If a strategic transaction is insufficient to address the Company’s long-term financing needs, the Company will need to significantly delay or further scale back operations or potentially cease operations, in part or in full.

Transfer of Listing

On October 3, 2022, the Company applied to transfer its listing from The Nasdaq Global Market tier to The Nasdaq Capital Market tier, subject to approval by the Nasdaq Stock Market (“Nasdaq”). The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as The Nasdaq Global Market.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Open Market Sale AgreementSM, dated September 21, 2021, by and between Calyxt, Inc. and Jefferies LLC (incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on September 21, 2021).

1.2	Amendment No. 1 to Open Market Sale AgreementSM dated October 3, 2022, by and between Calyxt, Inc. and Jefferies LLC.

5.1	Opinion of Jones Day

23.1	Consent of Jones Day (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALYXT, INC.

Date: October 3, 2022	By:	/s/ Michael Carr
	Name:	Michael Carr
	Title:	Chief Executive Officer